Exhibit 10.9

FIRST AMENDMENT
TO THE
H&R BLOCK, INC. EXECUTIVE SURVIVOR PLAN

     H&R Block, Inc. (the “Company”) adopted the amended and restated H&R Block, Inc. Executive Survivor Plan (the “Plan”), effective as of January 1, 2001. Section 4.1 of the Plan provides that the Company may amend the Plan from time to time. In accordance with the provisions of that Section, effective July 1, 2002, the Plan is amended as follows:

     1.     The following definition is added to Article 1 immediately after the definition of “Designated Subsidiary” and immediately before the definition of “Entry Date”:

     “Eligibility Committee. ‘Eligibility Committee’ means the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the senior officer of the Company responsible for human resources.”

     2.     The definition of “Participant” in Article 1 is amended by (A) deleting the words “or the Affiliate” in clause (i) thereof, and (B) inserting the words “or the Eligibility Committee” immediately after the words “Board of Directors” and immediately before the words “as eligible to” in clause (v) thereof.

     3.     Section 2.9.1 is amended by deleting clause (e) in its entirety and replacing it with the following new clause (e):

     “(e) a change in the Participant’s employment responsibilities, title, compensation, and/or performance such that he or she is no longer a Participant, as defined in Article 1 of the Plan, or selected as eligible to participate in the Plan by the Compensation Committee of the Company’s Board of Directors or the Eligibility Committee,”.

     4.     Except as modified in this First Amendment, the Plan shall remain in full force and effect, including the Company’s right to amend or terminate the Plan as set forth in Section 4.1 of the Plan.

H&R BLOCK, INC.

Dated:	June 10, 2002	By: /s/ Mark A. Ernst

Mark A. Ernst
President and Chief Executive Officer